Exhibit 99.1
Adverum Biotechnologies Reports Fourth Quarter and Full Year 2023 Financial Results and Provides Pipeline Highlights and Corporate Updates
- Preliminary LUNA data presented at the Annual Meeting of the Macula Society support potential best-in-class clinical activity and an encouraging safety profile in patients with wet AMD -
- Completed $127.5 million private placement financing with new and existing institutional investors -
- Cash runway expected into late 2025 -
- 1-for-10 reverse stock split to be effective March 21, 2024 -
REDWOOD CITY, Calif., March 18, 2024 - Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company pioneering the use of gene therapy as a new standard of care for highly prevalent ocular diseases, today reported financial results for the fourth quarter and full year 2023. The company also provided recent pipeline highlights and corporate updates.
“We have made tremendous progress during 2023 and in 2024 to date in our development of Ixo-vec as a durable potential gene therapy treatment for the millions of patients suffering from wet AMD,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies. “We were pleased to present at Macula Society preliminary data from our ongoing LUNA Phase 2 trial of Ixo-vec, which demonstrated potentially best-in-class clinical activity at both the 2E11 and 6E10 doses of Ixo-vec, with the data trending similar to, or better than, the data in our first-in-human OPTIC trial. Importantly, the preliminary data demonstrated that Ixo-vec was generally well tolerated. We look forward to presenting the 26-week interim analysis of our LUNA Phase 2 program in mid-2024.”
Dr. Fischer continued, “In the lead-up to the data presentation at Macula Society, Adverum completed a $127.5 million private placement financing with new and existing investors that we expect to meaningfully extend our cash runway into late 2025, well beyond the anticipated presentation of topline 52-week data from our ongoing LUNA Phase 2 trial. In parallel, we are continuing to interact with regulators in the U.S. and E.U. to inform Phase 3 development of Ixo-vec, which we plan to initiate in the first half of 2025.”

Ixo-Vec Program Highlights:
•Preliminary Ixo-vec LUNA Trial Data at Macula Society 2024:
◦In February 2024, we announced positive preliminary efficacy and safety data from the ongoing LUNA Phase 2 trial of Ixo-vec in patients with wet AMD at the 47th Annual Meeting of the Macula Society in Palm Springs, California.
◦LUNA patients treated with either the 2E11 or 6E10 dose of Ixo-vec experienced potentially best-in-class reduction in annualized anti-vascular endothelial growth factor (VEGF) injections and the percentage of patients receiving no supplemental injections through 26 weeks.
▪Patients at the 2E11 and 6E10 doses had mean 90% and 94% reductions, respectively, in annualized anti-VEGF injections.
▪85% and 68% of patients at the 2E11 and 6E10 doses, respectively, received no supplemental injections through 26 weeks.
◦Maintained or improved mean BCVA and mean CST at both dose levels.

◦Ixo-vec continued to be generally well tolerated, with cases of intraocular inflammation responsive to local corticosteroids.
◦No Ixo-vec related serious adverse events, episcleritis, vasculitis, retinitis, choroiditis, vascular occlusion or hypotony were reported.
•Long-Term Ixo-vec OPTIC Trial Data at AAO 2023:
◦In November 2023, the company announced 3-year data from the OPTIC extension study of patients with wet AMD during the Retina Subspecialty Day at the American Academy of Ophthalmology (AAO) 2023 Annual Meeting in San Francisco, California.
◦Patients in the OPTIC extension trial continue to experience long-term benefit from Ixo-vec through 3 years of follow-up, including maintenance of vision, durability of anatomic improvements and sustained reduction in anti-VEGF treatment burden.
▪Patients at the 2E11 dose had an 84% reduction in annualized anti-VEGF injections, with 53% of the participants at the 2E11 dose receiving zero supplemental injections through three years.
▪Aflibercept protein levels have been sustained through follow-up, which is up to 4.5 years post-treatment.
▪BCVA was maintained and CST was improved through 3 years.
◦Ixo-vec was generally well tolerated, with the most common adverse event being dose-dependent inflammation that was responsive to topical corticosteroids.

Corporate Updates:
•Approval of 1-for-10 reverse stock split: On March 8, the Board of Directors approved a 1-for-10 reverse stock split of the Company’s common stock. The Company's common stock will begin trading on a reverse stock split-adjusted basis on March 21, 2024. Following the reverse stock split, there will be approximately 20.8 million shares of the company’s common stock outstanding.
•$127.5 Million Private Placement Financing: In February 2024, the Company completed a private placement of 106.25 million shares of common stock (or pre-funded warrants in lieu thereof) to a select group of institutional and accredited healthcare specialist investors at a price of $1.20 per share, representing a premium of approximately 20% to Adverum’s 30-day volume-weighted average price. The financing was led by TCGX with participation from new and existing investors including 5AM Ventures, Commodore Capital, Frazier Life Sciences, Logos Capital, Samsara BioCapital, Venrock Healthcare Capital Partners and Vivo Capital, as well as two large investment management firms. The financing is expected to extend Adverum’s cash runway into late 2025.
•Appointment of Romuald Corbau, Ph.D. as Chief Scientific Officer: In January 2024, the company announced the appointment of Romuald “Romu” Corbau, Ph.D. as Chief Scientific Officer. Dr. Corbau brings over 25 years of experience in drug development, including leading Spark Therapeutics’ translational R&D for Luxturna®, a subretinal injection gene therapy product for Leber’s congenital amaurosis, an inherited vision loss disease that routinely results in blindness.

Anticipated Milestones
•2024: Continued FDA and EMA formal and informal regulatory interactions
•Mid-2024: LUNA 26-week interim analysis
•H1 2025: Initiation of Phase 3 trial

Financial Results for the Three Months Ended December 31, 2023
•Cash, cash equivalents and short-term investments were $96.5 million as of December 31, 2023, compared to $117.1 million as of September 30, 2023, and $185.6 million as of December 31, 2022. Including proceeds from the February 2024 private placement financing, pro forma cash, cash equivalents and short-term investments was $223.8 million. Adverum expects its cash, cash equivalents and short-term investments to fund operations into late 2025.
•Research and development expenses were $15.3 million for the three months ended December 31, 2023, compared to $22.2 million for the same period in 2022. Research and development expenses decreased due to lower clinical trial related expense, lower material production and bioanalytics, lower stock-based compensation expense, lower license fees, and lower outside research and development services. Stock-based compensation expense included in research and development expenses was $1.0 million for the fourth quarter of 2023.
•General and administrative expenses were $10.9 million for the three months ended December 31, 2023, compared to $11.7 million for the same period in 2022. General and administrative expenses decreased due to lower facilities expense due to fewer premises leased in the current period and higher sublease income and lower depreciation expense. Stock-based compensation expense included in general and administrative expenses was $3.1 million for the fourth quarter of 2023.
•Net Loss was $23.7 million, or $0.23 per basic and diluted share, for the three months ended December 31, 2023, compared to $32.7 million, or $0.33 per basic and diluted share for the same period in 2022.

About Wet Age-Related Macular Degeneration
Wet AMD, also known as neovascular AMD or nAMD, is a VEGF driven advanced form of AMD affecting approximately 10% of patients living with AMD associated with the build-up of fluid in the macula and the retina. Wet AMD is a leading cause of blindness in people over 65 years of age, with approximately 20 million individuals worldwide living with this condition. New cases of wet AMD are expected to grow significantly worldwide as populations age. AMD is expected to impact 288 million people worldwide by 2040, with wet AMD accounting for approximately 10% of those cases. Additionally, wet AMD is a bilateral disease, and incidence of nAMD in the second eye is up to 42% in the first two to three years. The current standard of care requires frequent life-long repeated bolus injections of anti-VEGF in the eye. IVT gene therapy has the promise to preserve vision and reduce most or all injections for the life of the patient by delivering stable therapeutic levels of anti-VEGF to control macular fluid.

About Ixo-vec in Wet AMD
Adverum is developing ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-vascular endothelial growth factor (VEGF) injections, optimize patient compliance and improve vision outcomes for patients with wet AMD. In recognition of the need for new treatment options for wet AMD, the U.S. Food and Drug Administration granted Fast Track designation for Ixo-vec for the treatment of wet AMD. Ixo-vec has also received PRIME designation from the European Medicines Agency and the Innovation Passport from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency for the treatment of wet AMD.

About Adverum Biotechnologies
Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal (IVT) platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. Additionally, by overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements
Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the potential benefits of Ixo-vec as a one-time IVT injection for the treatment of wet AMD, including its potential to improve vision outcomes, the potential best-in-class clinical activity of Ixo-vec, and anticipated timing of preliminary and interim data from the Phase 2 LUNA trial and initiation of a Phase 3 trial, and statements associated with the Company’s cash sufficiency and runway, and other statements containing the words “anticipates,” “believes,” “expects,” “intends,” “plans,” “target,” “will” and similar expressions. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: risks associated with market conditions. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s most recent Annual Report on Form 10-K filed with the SEC, as updated by any subsequent reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Corporate, Investor and Media Inquiries
Adverum Biotechnologies, Inc.
E: ir@adverum.com

Adverum Biotechnologies, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	December 31,		December 31,
	2023		2022

Cash and cash equivalents, and marketable securities	$96,526	[1]	$185,589
Total assets	173,010		308,372
Total current liabilities	24,914		32,246
Total liabilities	89,541		126,854
Total stockholders' equity	83,469		181,518

(1) Cash, cash equivalents, and marketable securities exclude approximately $127.8 million in net proceeds from Adverum's February 2024 private placement

Adverum Biotechnologies, Inc.
Consolidated Statements of Operations
(In thousands except per share data)
	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(1)

License revenue	$—	$—	$3,600	$—

Operating expenses:
Research and development	15,278	22,199	77,676	99,277
General and administrative	10,880	11,741	49,915	57,858
Total operating expenses	26,158	33,940	127,591	157,135
Operating loss	(26,158)	(33,940)	(123,991)	(157,135)
Other income, net	1,311	1,223	5,748	2,673
Net loss before income taxes	(24,847)	(32,717)	(118,243)	(154,462)
Income tax benefit (provision)	1,133	(19)	1,078	(74)
Net loss	(23,714)	(32,736)	(117,165)	(154,536)
Net loss per share — basic and diluted	$(0.23)	$(0.33)	$(1.16)	$(1.56)
Weighted-average common shares outstanding - basic and diluted	101,213	99,915	100,824	99,251

(1) Derived from Adverum’s annual audited consolidated financial statements.